UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 17, 2016

Ultragenyx Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36276	27-2546083
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Leveroni Court, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 483-8800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2016 Ultragenyx Pharmaceutical Inc. (the “Company”) announced that Lars Ekman, M.D., Ph.D. was appointed a Class III director effective March 17, 2016, to serve until the expiration of his term at the 2016 annual meeting of stockholders. Concurrent with Dr. Ekman’s appointment, the size of the Board was fixed at seven directors, consisting of two Class I directors, two Class II directors and three Class III directors.

Dr. Ekman has more than 30 years of experience in the pharmaceutical industry and has served as executive partner at Sofinnova Ventures, a leading venture capital firm in biotechnology, since 2008. Dr. Ekman previously served as president of research and development at Elan. Prior to joining Elan, Dr. Ekman led research and development at Schwarz Pharma AG, and prior to that, held a variety of senior scientific and clinical roles at Pharmacia (now Pfizer). He currently serves as Chairman of the Board of Amarin Corporation plc, Chairman of the Board of Sophiris Bio, Inc., Chairman of the Board of Prothena Corporation plc and also serves as a director of Spark Therapeutics, Inc. Dr. Ekman is a board-certified surgeon with a Ph.D. in experimental biology and has held several clinical and academic positions in both the United States and Europe. He obtained his Ph.D. and M.D. from the University of Gothenburg, Sweden.

In connection with his appointment, Dr. Ekman will be entitled to receive compensation consistent with that of the Company’s other non-employee directors under the Company’s Non-Employee Director Compensation Policy, as such policy may be amended from time to time. In accordance with the Non-Employee Director Compensation Policy, on March 17, 2016, the Company granted Dr. Ekman a stock option to purchase up to 15,000 shares of common stock with an exercise price of $54.28, the closing price of the Company’s common stock on The Nasdaq Global Select Market on March 17, 2016.

Dr. Ekman is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Ekman and any other persons pursuant to which he was selected as a director.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2016	Ultragenyx Pharmaceutical Inc.

	By:	/s/ Shalini Sharp
Shalini Sharp
Senior Vice President, Chief Financial Officer